Exhibit 28(a)(1)

CERTIFICATE OF TRUST

OF

FOUNDER FUNDS TRUST

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, the sole trustee of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

The undersigned hereby certifies as follows:

ARTICLE I

The name of the statutory trust formed hereby is:

“FOUNDER FUNDS TRUST” (the “Trust”).

ARTICLE II

The name and business address of a trustee of the Trust is:

Michael C. Monaghan

5 W Mendenhall, Ste 202

Bozeman, MT 59715

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

The name and address of the registered agent for the Trust in the State of Delaware is:

Cogency Global, Inc.

850 New Burton Road, Suite 201

Dover, Delaware 19904

Kent County

ARTICLE V

The Declaration of Trust relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Declaration of Trust, (i) the debts, liabilities, obligations, expenses, costs, charges and reserves incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations, expenses, costs, charges and reserves incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series shall be enforceable against the assets of any other series.

ARTICLE VI

This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as the sole initial trustee of the Trust, has executed this Certificate of Trust as of this 26th day of June 2025.

/s/ Michael C. Monaghan
Name: Michael C. Monaghan
Title: Trustee